Exhibit 99(r)(1)

CODE OF ETHICS

FOR REGISTERED INVESTMENT COMPANIES (RICS) MANAGED BY

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION

Dated March 2, 2005

This Code of Ethics (the “Code of Ethics”) sets forth the compliance policies and procedures that are applicable to Covered Persons of a RIC. The RICs to which this Code of Ethics applies are listed on Appendix 1. GMIMCo Employees must also comply with the obligations set forth in GMIMCo’s Code of Ethics as amended and/or restated from time to time (the “GMIMCo Code of Ethics”). Capitalized terms have the meanings set forth above or in Section X of this Code of Ethics.

I. PROHIBITED ACTIVITIES

It is unlawful for any Affiliated Person of or Principal Underwriter for a RIC, or any Affiliated Person of an Investment Adviser of or Principal Underwriter for a RIC, in connection with the Purchase or Sale, directly or indirectly, by such person of a Security Held or to be Acquired by a RIC, to:

A.	employ any device, scheme or artifice to defraud the RIC;

B.	make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

C.	engage in any transaction, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

D.	engage in any manipulative practice with respect to the RIC.

II. RESTRICTIONS ON PERSONAL TRANSACTIONS

A.	Restrictions

Without limiting the generality of Article I:

1.	No Independent Director or RIC Officer who is a Covered Person shall execute a Personal Trade in a Covered Security if, to such person’s knowledge at the time of such Personal Trade, a Security issued by the issuer of such Covered Security or of a Commonly Controlled Person of such issuer either is Being Considered for Purchase or Sale by the RIC or is in the process of being Purchased or Sold by the RIC.

2.

No Independent Director or RIC Officer who is a Covered Person shall execute a Personal Trade in a Covered Security within ninety (90) calendar days after the date on which, to such person’s knowledge, the RIC Purchases or Sells a

Security issued by the issuer of such Covered Security or of a Commonly Controlled Person of such issuer.

B.	Exemptions

The Chief Compliance Officer may in writing grant an exemption from any provision of this Code of Ethics to the extent that the Chief Compliance Officer concludes in such person’s reasonable judgment that such exemption is not inconsistent with applicable law.

III. REPORTING REQUIREMENTS

A.	Independent Directors

Except as otherwise provided in Article IV, no later than 30 days after the end of a calendar quarter, each Independent Director who is a Covered Person must report to, or as directed by, the Chief Compliance Officer, the following information with respect to any transaction during the quarter in a Covered Security in which the Independent Director had any direct or indirect Beneficial Ownership: (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, (ii) the nature of the transaction (i.e. Purchase, Sale or any other type of acquisition or disposition), (iii) the price of the Covered Security at which the transaction was effected, (iv) the name of the broker, dealer or bank with or through which the transaction was effected and (v) the date that the report is submitted by the Independent Director; provided, however, that no Independent Director shall be required to provide such a report unless such person knew or, in the ordinary course of fulfilling his official duties as a director, should have known that, during the 90-day period immediately before or after the person’s transaction in a Covered Security, the RIC Purchased or Sold Securities issued by the issuer of such Covered Security or by a Commonly Controlled Person of such issuer, or the RIC or its Investment Adviser considered purchasing or selling such Securities.

B.	RIC Officer

Except as otherwise provided in Article IV, each RIC Officer who is a Covered Person must report to, or as directed by, the Chief Compliance Officer, the following information:

1.

No later than 10 days after the person becomes a Covered Person (i) the title, number of shares and principal amount of each Covered Security in which the RIC Officer had any direct or indirect Beneficial Ownership when the person became a Covered Person, (ii) the name of any broker, dealer or bank with whom the RIC Officer maintained an account in which any Securities were held for the direct or indirect benefit of the RIC Officer as of the date the person became a Covered Person and (iii) the date that the report is submitted by the

Covered Person. This information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person;

2.	No later than 30 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Covered Person had any direct or indirect Beneficial Ownership (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, (ii) the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition), (iii) the price of the Covered Security at which the transaction was effected, (iv) the name of the broker, dealer or bank with or through which the transaction was effected and (v) the date that the report is submitted by the Covered Person;

3.	No later than 30 days after the end of a calendar quarter, with respect to any account established by the Covered Person in which any Securities were held during the quarter for the direct or indirect benefit of the Covered Person (i) the name of the broker, dealer or bank with whom the Covered Person established the account, (ii) the date the account was established and (iii) the date that the report is submitted by the Covered Person;

4.

Annually (which information must be current as of a date no more than 45 days before the report is submitted) (i) the title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect

Beneficial Ownership, (ii) the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person and (iii) the date that the report is submitted by the Covered Person.

C.	Disclaimer

Any report required by this Section III may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in a Covered Security to which the report relates.

IV. REPORTING REQUIREMENTS - EXCEPTIONS

A.	A person need not make reports under Section III above with respect to transactions in Covered Securities effected in any account over which the person has no direct or indirect influence or control.

B.	A person need not make a transaction report pursuant to Section III above with respect to transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides a pre-set schedule or allocations of the Automatic Investment Plan must be included in the transaction reports.

V. APPROVAL OF CODES AND MATERIAL AMENDMENTS

The Board of Directors of a RIC, including a majority of the Independent Directors thereof, shall approve this Code of Ethics, the GMIMCo Code of Ethics, and the code of ethics (each, a “Code,” and collectively, the “Codes”) of any additional Investment Adviser or Principal Underwriter to the RIC. No Investment Adviser to a RIC may be appointed unless and until the Code of that entity has been approved by the Board of Directors of such RIC, including a majority of the Independent Directors thereof. Following initial approval of the GMIMCo Code of Ethics or a Code, any material change to such GMIMCo Code of Ethics or Code must be approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof, within six months of said amendment. No amendment of this Code of Ethics may be made unless and until approved by the Board of Directors of the RIC, including a majority of the Independent Directors thereof.

Before approving the GMIMCo Code of Ethics or a Code, the Board of Directors must receive a certification from the entity that adopted the Code that is has adopted procedures reasonably necessary to prevent its access persons (as defined in Rule 17j-1 under the Investment Company Act) from violating the Code in question.

VI. ANNUAL REPORT

A RIC and any Investment Adviser to and Principal Underwriter for a RIC shall, not less frequently than annually, furnish the Board of Directors of such RIC with, and the Board of Directors must consider, a written report that:

A.	describes any issues arising under its Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response; and

B.	certifies that the RIC, or Investment Adviser to or Principal Underwriter for the RIC, as applicable, has adopted procedures reasonably necessary to prevent its access persons from violating its Code.

VII. RECORDKEEPING

Records with respect to this Code of Ethics shall be maintained in the manner and to the extent specified in Rule 17j-1 under the Investment Company Act.

VIII. ANNUAL COMPLIANCE CERTIFICATION – CODE OF ETHICS

Covered Persons are required to certify on an annual basis that they (a) have read and understand this Code of Ethics and recognize that they are subject thereto and (b) will comply with the requirements of this Code of Ethics.

IX. SANCTIONS

Sanctions may be imposed by a RIC and/or GMIMCo (with respect to GMIMCo Employees and employees of any company in a control relationship to GMIMCo) for any violation of this Code of Ethics. With respect to GMIMCo Employees and employees of any company in a control relationship to GMIMCo, (a) the specific sanction imposed for a violation of this Code of Ethics will be based upon the recommendation of the Chief Compliance Officer and (b) such sanction will be approved by the GMIMCo President, General Counsel and Vice President – Human Resources prior to the time it is imposed. Such sanction may include, but is not limited to, written censure and suspension or termination of employment. Notwithstanding the foregoing, if a person referred to in either clause (a) or clause (b) of the preceding sentence is found to be the subject of a sanction, such person shall recuse himself or herself from recommending or approving such sanction (and, in the case of clause (b), if the GMIMCo President recuses himself then GM shall designate a GM Executive Officer to act in his place). With respect to Covered Persons other than GMIMCo Employees or employees of a company in a control relationship to GMIMCo, the specific sanction imposed for a violation of this Code of Ethics will be based upon the recommendation of the Chief Compliance Officer (which will be reviewed by the General Counsel) to the Board of Directors, which will then meet to determine the sanction. Notwithstanding the foregoing, if a member of the Board of Directors is found to be the subject of a sanction, such person shall recuse himself or herself from determining such sanction. Violations of this Code of Ethics, which also constitute violations of law, may be referred to appropriate governmental, regulatory or law enforcement authorities and may subject the violator to civil or criminal penalties.

X. DEFINITIONS

Affiliated Person has the meaning ascribed to it in Section 2(a)(3) of the Investment Company Act.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Being Considered for Purchase or Sale applies to any Security when a recommendation to Purchase or Sell that Security has been made and communicated to a person (who may be another Covered Person or a committee) having the authority to authorize or effect such Purchase or Sale and, with respect to the person or committee making the recommendation, when such person or committee seriously considers making such a recommendation.

Beneficial Ownership in a Security describes the interest of any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, subject to the following:

a.	the term “pecuniary interest” in any Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security.

b.	the term “indirect pecuniary interest” in any Security includes, but is not limited to:

1.	a Security held by members of a person’s Immediate Family; provided, however, that the presumption of such beneficial ownership may be rebutted;

2.	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

3.	certain categories of performance-related fees, other than an asset-based fee, received for providing investment advice to any person (Covered Persons should consult with Compliance as to their reporting obligations if they could be deemed to have a pecuniary interest by reason of this clause (b)(3));

4.	a person’s right to dividends that is separated or separable from the underlying Securities; and

5.	a person’s interest in a Security held by a trust, when,

(i)	in the case of a beneficiary of the trust, the beneficiary has a pecuniary interest in a trust transaction and has or shares investment control with respect to such transaction,

(ii)	in the case of a trustee of the trust, at least one beneficiary of the trust is a member of the trustees’ Immediate Family (the trustee then has a pecuniary interest to the extent of the Immediate Family member’s pecuniary interest in the trust’s transactions), or

(iii)	in the case of a settlor of the trust (a settlor is a person who establishes a trust), the settlor has reserved the right to revoke the trust without the consent of another person.

c.	a shareholder is deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Beneficial Ownership in a Security also describes the interest of a person who has or shares directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, on behalf of any person other than a RIC:

6.	voting power, which includes the power to vote or to direct the voting of, a Security; or

7.	investment power, which includes the power to dispose or to direct the disposition of such Security; or

8.	appropriation power, which includes the power to use or to direct the use of such Security.

Board of Directors of a RIC means the board of directors or comparable governing body of a RIC (it being understood that, in the context of a series of a company, the reference in this definition to a RIC is deemed a reference to such company).

Chief Compliance Officer means the person holding the title of Chief Compliance Officer of a RIC or if at any time there is no such person, such person as the Board of Directors may designate.

Commonly Controlled Person of an issuer means a person who is an Affiliated Person of such issuer by reason of being under common control with such issuer within the meaning of Section 2(a)(3)(C) of the Investment Company Act.

Compliance means the Chief Compliance Officer or the Compliance Director.

Compliance Director means the person holding the title of Compliance Director of GMIMCo or, if at any time there is no such person, such person as the Chief Compliance Officer may designate.

Covered Person means (i) any director or officer of GMIMCo or a RIC, any GMIMCo Employee or employee of a RIC (or, in any such case, of any company in a control relationship to GMIMCo or any such RIC) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by a RIC, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales and (ii) any natural person in a control relationship to GMIMCo or a RIC who obtains information concerning recommendations made to a RIC with regard to the Purchase or Sale of a Covered Security by a RIC. Determinations as to whether a particular person is a Covered Person within the meaning of the immediately preceding sentence shall be made by the Chief Compliance Officer with the concurrence of the General Counsel. Unless otherwise so determined, an Independent Director and a RIC Officer shall be deemed a Covered Person.

Covered Security means any Security except (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and (iii) shares issued by open-end Funds.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fund means an investment company registered under the Investment Company Act.

General Counsel means the person holding the title of General Counsel of GMIMCo.

GM means General Motors Corporation.

GM Executive Officer means a named executive officer of GM within the meaning of Item 402(a)(3) of Regulation S-K under the Exchange Act as to whom disclosure was provided pursuant to such Item in GM’s then most recently issued proxy statement.

GMIMCo means General Motors Investment Management Corporation.

GMIMCo Employee means an Employee within the meaning of the GMIMCo Code of Ethics.

High-Quality Short-Term Debt Instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two credit rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable credit quality.

Immediate Family means any of the following who share the same household as the Covered Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

Independent Director means a member of a Board of Directors of a RIC who is not an “interested person” of such RIC, as that term is defined Section 2(a)(19) in the Investment Company Act.

Investment Adviser of a RIC means GMIMCo and any other entity that has been duly appointed as an investment adviser or subadviser of a RIC.

Investment Company Act means the Investment Company Act of 1940, as amended.

Nationally Recognized Statistical Rating Organization means an NRSRO within the meaning of rule 2a-7 under the Investment Company Act.

Personal Trade means any Purchase or Sale of a Covered Security in which a Covered Person has, or as a result of such transaction acquires, directly or indirectly, a Beneficial Ownership. Notwithstanding the foregoing sentence of this definition, a transaction in an account over which the Covered Person has no direct or indirect influence or control shall not be deemed to be a Personal Trade.

Principal Underwriter has the meaning ascribed to it in Section 2(a)(29) of the Investment Company Act.

Purchase of a Security includes, for example, any exchange or other acquisition for value of any such Security or an interest therein or the acquisition or exercise of an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

RIC means a company and/or any series thereof, as the context may require, listed on Appendix 1 hereto.

RIC Officer means a person who is (i) not subject to the GMIMCo Code of Ethics and (ii) elected by the Board of Directors of a RIC, and serving, as an officer of the RIC.

Sale of a Security includes, for example, any exchange or other disposition for value of any such Security or an interest therein or the acquisition of an option or other right for the disposition thereof, and entering into any contract or other arrangement providing therefor.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by a RIC means:

a.	any Covered Security which, within the most recent 15 days:

1.	is or has been held by the RIC; or

2.	is being or has been considered by the RIC, GMIMCo or a subadviser to the RIC for Purchase by the RIC; and

b.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security as described in (a) above.

CODE OF ETHICS

FOR RICs MANAGED BY GMIMCo

ACKNOWLEDGMENT

I have received, read and understand the Code of Ethics for RICs Managed by GMIMCo dated March 2, 2005 and agree to comply with all of the policies set forth therein.

Date: _____________, 200_	Signed:

Name:
[Please Print or Type]

APPENDIX 1 To Code of Ethics

Dated March 2, 2005

RICs

1.	GMAM Absolute Return Strategy Fund I (a series of GMAM Absolute Return Strategies Fund, LLC)